PRESS RELEASE

Media Contact:	Investor Relations Contact:
Nevin Reilly	Alison Ziegler or Paul Henning
Sloane & Company	Cameron Associates
Ph: 212-245-8800 x208; x221,
alison@cameronassoc.com;
Ph: 212-446-1893,	—
nreilly@sloanepr.com	paul@cameronassoc.com

Verticalnet Reports Financial Results for the Second Quarter of 2005

Malvern, PA – August 16, 2005 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of supply management solutions, today announced results for its second fiscal quarter ended June 30, 2005. Verticalnet has filed a Form 12b-25 with the Securities and Exchange Commission indicating Verticalnet’s inability to timely file its Form 10-Q for the quarterly period ended June 30, 2005. Verticalnet expects that it will be able to file its Form 10-Q for the quarterly period ended June 30, 2005 no later than five days after its due date.

Financial Results:
Total revenue for the three months ended June 30, 2005 was $5.044 million and was within the Company’s previously stated range of $5.0 to $5.5 million. Software and software-related revenues represented approximately 32% of total revenues for the quarter ended June 30, 2005, compared to 9% of total revenues for the quarter ended June 30, 2004. The net loss for the second quarter was $3.964 million, or ($0.09) per share, and was also within the Company’s previously issued guidance of a net loss of $0.07 to $0.09 per share. This compares to a net loss of $1.252 million, or ($0.05) per share, for the quarter ended June 30, 2004. For the quarters ended June 30, 2005 and 2004, weighted-average shares outstanding were approximately 42.2 million and 25.6 million, respectively. During the three months ended June 30, 2005, Verticalnet recorded other non-cash charges of $894,000, or ($0.02) per share, restructuring charges of $324,000, or ($0.01) per share in connection with eliminating acquisition-related redundancies, and a $364,000 or ($0.01) per share write-down of an investment in a privately held company. Proceeds of $242,000 from the sale of this investment were received in August 2005. Non-cash charges for the quarter ended June 30, 2004 were $1.1 million.

“The second quarter marked a stabilization of our overall revenue mix and the initial impact of cost actions we have been undertaking,” stated Nathanael V. Lentz, President and CEO of Verticalnet. “The results are within our guidance ranges for the quarter and we believe that the coming quarters will show increased demand for our Supply Management solutions.” Lentz continued, “We were able to achieve our revenue guidance despite the second quarter revenues being impacted by a number of delayed software contracts where we were selected and large services projects where customer start dates were pushed back into the third quarter. While revenues remained within guidance targets, we expect these contracts and projects to be signed and started in the third quarter and expect to see this revenue driving overall growth in the fourth quarter and beyond.”

Business Highlights:
During the quarter, Verticalnet signed contracts with four new customers and eleven existing customers expanded their relationships with the Company. In addition, Verticalnet held its second annual Verticalnet Summit customer conference during the quarter which was attended by many customers, prospects, and partners. At the conference, Verticalnet customers documented over $2.5 billion in savings from the use of the Verticalnet solutions, and demonstrated best practice use of Verticalnet’s supply management capabilities. Companies that provided presentations highlighting their use of Verticalnet’s solutions included Alcan, Delta Air Lines, Hewlett Packard, MasterBrand Cabinets, PepsiCo, Verizon, and Wyeth.

“We continue to see our solutions deliver value for customers and see increased growth in our pipeline as companies come to recognize that actions we have taken over the past 18 months, including the acquisitions of B2eMarkets and Tigris, have positioned us as a leading on-demand solutions provider in this space,” Lentz explained. “We believe that the recently announced acquisition of Digital Union will accelerate our European penetration and extend our reach to the growing European supply management market.”

Cost Discipline:
Since embarking on our cost reduction program in the fourth quarter of 2004, we have eliminated over $2.7 million in cash operating costs from the business. Additional actions to reduce development and sales costs were taken in the second quarter and early third quarter and the cost reduction trend should continue in the third and fourth quarters. Verticalnet’s successful mix of onshore and offshore product development resources has recently been extended to acquired businesses and is expected to reduce Verticalnet’s overall cost of development.

“Verticalnet’s continued focus on reducing operating costs is expected to positively impact the third and fourth quarters,” said Gene S. Godick, Executive Vice President and Chief Financial Officer. “As a team, we are committed to the dual objectives of establishing Verticalnet as a leader in this space while enforcing the business discipline that will drive us to cash flow breakeven and ultimately profitability.”

Conference Call information:
Verticalnet will hold a conference call on August 16, 2005, at 9:00 am EDT to more fully discuss its financial results included in the earnings release. To join the call, please dial 866.770.7129 in the United States and Canada, and +1.617.213.8067 for other international locations and then enter the pass code 34492259. There will also be a live web broadcast and recorded replay available on the investor relations section of the Company’s website at: www.verticalnet.com/company/investors.html.

A replay of this call will be available after 7:00pm EDT on the day of the call through Monday, August 22 by dialing 888.286.8010 in the United States and Canada and +1.617.801.6888 for other international locations and entering pass code 83846815.

About Verticalnet
Verticalnet is a leading provider of supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet is helping leading Global 2000 companies and mid-market enterprises move their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise. To learn more, please visit us at www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information
This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s ability to file its Form 10-Q for the quarterly period ended June 30, 2005 no later than five days after its due date, Verticalnet’s future operating results, including future revenues for the third and fourth quarters, the coming quarters showing increased demand for our Supply Management solutions, contracts expected to be signed and projects expected to be started in the third quarter, expected revenue driving overall growth in the fourth quarter and beyond, the increasing growth in our pipeline, accelerating European penetration and extending our reach to the growing European supply management market, reducing Verticalnet’s overall cost of development, continuing focus on reducing operating costs, expected positive impacts in the third and fourth quarters, achieving cash flow breakeven and profitability, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, and Quarterly Report on Form 10-Q for the three months ended March 31, 2005, which have been filed with the SEC. Verticalnet is making these statements as of August 16, 2005 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC

Digital Union is a trademark of Digital Union Ltd.

VERTICALNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

		Three months ended			Six months ended
		June 30,			June 30,
		2005	2004 (4)		2005	2004 (4)
Revenues:
Software and software related		$1,597	$563		$3,112	$1,112
Services		3,447	5,972		7,208	9,959

Total revenues		5,044	6,535		10,320	11,071

Cost of revenues:
Cost of software and software related		756	273		1,455	529
Cost of services		1,794	2,412		3,741	3,952
Amortization of acquired technology and customer contracts		240	325		479	650

Total cost of revenues		2,790	3,010		5,675	5,131

Gross profit		2,254	3,525		4,645	5,940

Operating expenses:
Research and development		1,737	1,248		3,448	2,445
Sales and marketing		2,009	1,459		3,862	2,525
General and administrative		1,312	1,341		2,824	2,836
Restructuring charges		324	—		324	—
Stock-based compensation (1)		197	450		417	920
Amortization of other intangible assets		301	246		625	377

Total operating expenses		5,880	4,744		11,500	9,103

Operating loss		(3,626)	(1,219)		(6,855)	(3,163)
Interest and other expense, net (2)		338	33		298	318

Net loss		$(3,964)	$(1,252)		$(7,153)	$(3,481)

Basic and diluted loss per common share (3)		$(0.09)	$(0.05)		$(0.17)	$(0.14)

Weighted average common shares outstanding:
Basic and diluted (3)		42,163	25,598		42,070	24,500

(1) For the three and six months ended June 30, 2005 and 2004, stock-based compensation expense, net of the effects of cancellations, is attributable to various expense categories as follows (in thousands):
Three Months Ended					Six Months Ended
June 30,					June 30,

	2005		2004	2005		2004

Cost of revenues		$31	$133		$43	$333
Research and development		4	115		18	185
Sales and marketing		73	57		164	127
General and administrative		89	145		192	275

Total		$197	$450		$417	$920

(2)	During the three months ended June 30, 2005, the Company recorded a $364,000 write-down related to a cost method investment.

(3)	During the three and six months ended June 30, 2005 and 2004, the diluted earnings per share calculation was the same as the basic earnings per share calculation as all potentially dilutive securities were anti-dilutive.

(4) Certain prior year amounts have been reclassified to conform with the current year’s financial statement presentation.

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,919	$9,370
Accounts receivable, net	4,361	5,902
Investment	242	—
Prepaid expenses and other current assets	1,784	802

Total current assets	10,306	16,074
Property and equipment, net	1,257	1,173
Investment	—	606
Goodwill	16,376	16,364
Other intangible assets, net	4,487	5,603
Other assets	362	525

Total assets	$32,788	$40,345

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$588	$71
Accounts payable and accrued expenses	3,933	4,993
Deferred revenues	3,103	3,147
Total current liabilities	7,624	8,211
Long-term debt and deferred revenues	137	246
Shareholders’ equity	25,027	31,888

Total liabilities and shareholders’ equity	$32,788	$40,345

VERTICALNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW — UNAUDITED
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Operating activities:
Net loss	$(3,964)	$(1,252)	$(7,153)	$(3,481)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	697	662	1,402	1,211
Stock-based compensation, net of cancellations	197	450	417	920
Realized loss on investments	—	35	—	35
Write-down related to cost method investment	364	—	364	—
Other non-cash items	—	1	—	282
Change in assets and liabilities, net of effect of acquisitions:
Accounts receivable	659	(409)	1,541	(614)
Prepaid expenses and other assets	164	394	(3)	480
Accounts payable and accrued expenses	43	249	(910)	441
Deferred revenues	(243)	(42)	(226)	111
Net cash provided by (used in) operating activities	(2,083)	88	(4,568)	(615)

Investing activities:
Capital expenditures	(194)	(15)	(242)	(57)
Acquisitions, net of cash acquired	(150)	(112)	(150)	(3,826)
Proceeds from sale of short-term investments	—	—	—	2
Proceeds from sale of cost, equity method, and available-for-sale investments	—	2,980	—	2,980
Purchase of cost, equity method, and available-for-sale investments	—	(3,000)	—	(3,000)
Restricted cash	—	—	—	(311)

Net cash used in investing activities	(344)	(147)	(392)	(4,212)

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(264)	(177)	(366)	(349)
Proceeds from exercise of stock options and warrants	6	165	8	712
Proceeds from issuance of common stock and warrants, net	—	(39)	—	7,023

Net cash provided by (used in) financing activities	(258)	(51)	(358)	7,386

Effect of exchange rate fluctuation on cash and cash equivalents	(71)	(1)	(133)	(1)

Net increase (decrease) in cash and cash equivalents	(2,756)	(111)	(5,451)	2,558
Cash and cash equivalents — beginning of period	6,675	7,077	9,370	4,408

Cash and cash equivalents — end of period	$3,919	$6,966	$3,919	$6,966

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$11	$11	$16	$36
Supplemental schedule of non-cash investing and financing activities
Financed insurance policies	$186	$157	$816	$748
Capital expenditures financed through capital lease arrangements	—	—	141	—
Issuance of common stock as consideration for the Tigris acquisition	—	—	—	5,740
Assumption of stock option plan as consideration for the Tigris acquisition	—	—	—	2,212